Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

among:

OLDCASTLE ARCHITECTURAL, INC.

a Delaware corporation;

OLDCASTLE ASCENT MERGER SUB, INC.,

a Delaware corporation; and

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.,

a Delaware corporation

Dated as of March 16, 2017

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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SCHEDULES

Part 1.1	Specified Individuals
Part 1.2	Permitted Encumbrances
Part 3.3(c)	Material Contract Consents
Part 3.4(a)	Capitalization
Part 3.5(a)	SEC Filings
Part 3.5(c)	Disclosure Controls
Part 3.7	Interested Party Transactions
Part 3.8	Absence of Changes
Part 3.9	Title to Assets
Part 3.10(d)	Intellectual Property
Part 3.11	Contracts
Part 3.13	Governmental Authorizations
Part 3.15(a)	Employee Matters
Part 3.15(d)	280G Payments
Part 3.16	Real Property; Leasehold; Tangible Assets
Part 3.19	Environmental Matters
Part 4.2(b)	Corporate Authority; Non-contravention
Part 5.2(a)	Operation of the Company’s Business

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 16, 2017 (the “Agreement Date”) by and among Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), Oldcastle Architectural, Inc., a Delaware corporation (“Parent”), and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, each of the respective boards of directors of the Company, Parent and Merger Sub have determined that it is advisable to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company remaining as the surviving corporation in the Merger in accordance with and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) subject to Section 5.3, resolved to recommend approval of the Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved, adopted and declared advisable this Agreement and the Merger, upon and subject to the terms of this Agreement;

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its stockholders to consummate the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.

As used in this Agreement, the following terms have the following meanings, which meanings shall be applicable equally to the singular or plural of the terms defined:

“Acceptable Confidentiality Agreement” shall mean an agreement which contains provisions limiting disclosure or use of non-public information with respect to the Company that are not materially less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement.

“Acquisition Proposal” shall mean any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (A) a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or (B) the Company issues securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or (ii) any sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company that constitute or account for twenty percent (20%) or more of the consolidated net revenues of the Company or consolidated net income of the Company or twenty percent (20%) or more of the fair market value of the assets of the Company.

“Adverse Recommendation Change” has the meaning set forth in Section 5.3(c).

“Adverse Recommendation Change Notice” has the meaning set forth in Section 5.3(d)(i).

“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose of effect of monopolization, restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Book-Entry Shares” has the meaning set forth in Section 2.5(a)(ii).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.5(a)(ii).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Company Approvals” has the meaning set forth in Section 3.3(b).

“Company Balance Sheet” has the meaning set forth in Section 3.6.

“Company Balance Sheet Date” has the meaning set forth in Section 3.6.

“Company Benefit Plan” has the meaning set forth in Section 3.15(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Charter Documents” has the meaning set forth in Section 3.3(c).

“Company Common Stock” shall mean the common stock, $0.01 par value, of the Company.

“Company Contract” shall mean any Contract to which the Company is currently a party or bound.

“Company Insurance Policy” has the meaning set forth in Section 3.17.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.10(a).

“Company Material Adverse Effect” shall mean any Effect that has or would reasonably be expected to, individually or in the aggregate with any other Effects, have a material adverse effect on (1) the assets, liabilities, business, financial condition, or results of operations of the Company, taken as a whole; or (2) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the Surviving Corporation; provided, however, that with respect to clause (1) in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect, any Effect with respect to, or resulting from: (A) general changes in the U.S. or global economy, or change in general economic conditions, including changes in the credit, debt, financial or capital markets, in each case, in the United States of America or anywhere else in the world; (B) operating, business, regulatory or other conditions generally affect the industry in which the Company conduct business (except to the extent that such Effect has a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industry in which the Company conducts business); (C) changes in applicable Law or in GAAP or other applicable accounting rules or the interpretation or enforcement thereof; (D) changes in the market price or trading volume of the Company Common Stock; (E) failure(s) by the Company to meet any operating projections or forecasts, or published revenue or earnings predictions or estimates (but not excluding any of the reasons for or factors contributing to the failure); (F) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing (other than any act that is targeted at the Company or causes physical damage to the assets, properties, facilities or personnel of the Company, which such damage causes a Company Material Adverse Effect); (G) any Legal Proceeding against the Company or any of its directors by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement; (H) events attributable to any action by the Company if that action is contemplated or required by this Agreement and Parent or Merger Sub refuses to waive such requirement, or the failure to take any action by the Company if that action is prohibited by this Agreement and Parent or Merger Sub refuses to waive such prohibition; (I) events attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Company), or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company’s relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners; or (J) any change that the Company can demonstrate resulted from Parent unreasonably withholding its consent under Section 5.2(a) to any action requiring Parent’s consent under Section 5.2(a) and requested to be taken by the Company to Parent in writing.

“Company Permits” has the meaning set forth in Section 3.12(a).

“Company Preferred Stock” means the preferred stock, $0.01 par value, of the Company.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Share” means each share of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Stockholders Meeting” has the meaning set forth in Section 5.4(d).

“Company Stockholders” shall mean the holders of Company Common Stock or Company Preferred Stock.

“Confidentiality Agreement” has the meaning set forth in Section 5.11.

“Consent” shall mean any approval, consent, ratification, permission, waiver, filing, notice or authorization (including any Governmental Authorization).

“Contract” shall mean any written agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, insurance policy, benefit plan, or other legally binding commitment, including any amendment, modification, supplement, exhibit, annex, or schedule thereto.

“Covered Employee” has the meaning set forth in Section 5.10(a).

“Delaware SOS” shall mean the Secretary of State of the State of Delaware.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” has the meaning set forth in Article III.

“Dissenting Company Shares” has the meaning set forth in Section 2.8(a).

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“EDGAR” has the meaning set forth in Section 3.5(a).

“Effect” shall mean any effect, change, event, occurrence, circumstance or development.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, preemptive right, or community property interest.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any Laws (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, reporting, clean-up or other remediation or analysis thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity other than the Company under common control with the Company within the meaning of Section 414(b)(c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“FTC” shall mean the United Stated Federal Trade Commission or any successor thereto.

“GAAP” has the meaning set forth in Section 3.5(b).

“Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (ii) right under any Contract with or for the benefit of any Governmental Body.

“Governmental Body” shall mean any: (i) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government (including the European Union); or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity, and any court or other tribunal, including any arbitral tribunal).

“Hazardous Substance” shall mean any substance, material or waste (whether solid, liquid or gas) that is characterized, defined, listed, or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “radioactive,” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls, asbestos and asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” shall mean any obligations of Company in respect of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred or contingent purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture, interest swap agreements, or other debt security, (iii) leases required to be treated as capitalized leases under GAAP, consistently applied, (iv) indebtedness of the types described in the foregoing clauses (i) through (iii) of any other Person guaranteed by Company or secured by an Encumbrance on any asset or property of Company, (v) obligations with respect to interest-rate hedging, swaps or similar financing arrangements, (vi) prepayment penalties or breakage costs in respect of any of the foregoing, and (vii) letters of credit. Indebtedness shall not include (1) undrawn letters of credit, trade payables or any undrawn fidelity, performance, surety or licensing bonds or similar instruments, or (2) any indebtedness incurred by, on behalf of, or at the direction of the Parent or its Affiliates in connection with the transactions contemplated by this Agreement.

“Indemnified Parties” has the meaning set forth in Section 5.8(a).

“Information Statement” has the meaning set forth in Section 3.3(b).

“Intellectual Property” shall mean all U.S. and foreign (i) patents (including design patents and industrial designs); (ii) trademarks, service marks, trade names, logos, trade dress, domain names and designs and all goodwill associated therewith; (iii) copyrights and the underlying works of authorship (including software); (iv) trade secrets (including inventions, processes, know-how, formulae, methods, software, business plans, schematics, drawings, and other technology); and (v) all registrations and applications for any of the foregoing (including all divisionals, contaminations, contaminations in part, revisions, and extensions of any thereof.

“Interim Period” has the meaning set forth in Section 5.1.

“Intervening Event” shall mean any material event with respect to the Company occurring or arising prior to the Window Shop Date (other than a Superior Proposal) that was neither known to the Company Board nor reasonably foreseeable as of or prior to the Agreement Date, which becomes known to the Company Board; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (2) any events, developments or changes in circumstances relating to the Parent or any of Parent’s Affiliates or any competitor of the Company, (3) changes in Law applicable to the Company, or (4) changes in the market price or trading volume of shares of Company Common Stock or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (4) prior to the Window Shop Date.

“International Trade Laws” shall mean all Laws concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including but not limited to, the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Foreign Corrupt Practices Act, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds, and other applicable Laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above, including the U.K. Bribery Act.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to the Company, the actual knowledge (after reasonable inquiry of those employees or Representatives of the Company who would reasonably be expected to have actual knowledge of the matter in question) of those individuals set forth in Part 1.1 of the Disclosure Schedule.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Restraint ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 3.16(c).

“Leased Real Property Improvements” has the meaning set forth in Section 3.16(c).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Material Contract” shall mean any of the following to which the Company is a party or by which it or its assets or properties is bound:

(i)           any Contract containing covenants limiting in any material respect the freedom of the Company to compete in any line of business or with any other Person or covenant not to solicit or hire any Person or that grants “most favored nation” status to any Person (other than the Company);

(ii)           any material joint venture, strategic alliance, licensing arrangement, partnership, manufacturer, development or supply agreement or other Contract, in each case, which involves a sharing of revenue, profits, losses, costs or liabilities by the Company with any other Person;

(iii)          any royalty, dividend or similar arrangement to be paid, or received, by the Company that is based on the revenue or profits of the Company or any material Contract or agreement involving fixed price or fixed volume arrangements;

(iv)           any Contract for the purchase or sale of products, materials, supplies, goods, services, advertisements, equipment or other assets or with any agent, dealer or reseller and providing for annual payments by or to the Company, respectively, of $125,000 or more, other than Contracts that can be terminated by the Company on less than 60 calendar days’ notice without payment by the Company of any penalty;

(v)           any Contract or agreement under which the Company has incurred any Indebtedness or Company’s obligations or performance are secured by any letter of credit or fidelity, performance, surety or licensing bond or similar instrument of $125,000 or more;

(vi)           any employment, severance agreement, change in control or similar arrangement with any employee of the Company other than (A) at-will employment arrangements and (B) Contracts requiring annual payment of less than $150,000 and a remaining term of less than two (2) years;

(vii)           any Company Benefit Plan, any of the benefits of which will be increased, or the vesting or payment of benefits of which will be accelerated, by the transactions contemplated hereby (whether or not contingent on any other event or occurrence) or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated hereby;

(viii)          any Contract (other than organizational documents) providing for indemnification by the Company of any officer, director or employee of the Company;

(ix)            any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or that prohibits the pledging of the capital stock of the Company;

(x)            any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xi)           any Government Contract;

(xii)          any collective bargaining agreement or contract with any labor organization, union or association;

(xiii)         any Contract that requires the Company to deal exclusively with any Person or group of Persons and any “take or pay” Contract or Contract that contains any minimum purchase or payment commitment;

(xiv)         any Contract that is an agency, dealer, reseller or other similar Contract, other than Contracts that can be terminated by the Company on less than 60 calendar days’ notice without payment by the Company of any penalty;

(xv)          any Contract pursuant to which the Company licenses any Intellectual Property of a third party that is material to the business of the Company, or grants to any third party a license to any material Intellectual Property of Company, excluding in all cases (1) non-disclosure and confidentiality agreements entered into in the ordinary course of business, (2) Contracts with employees, contractors, consultants, customers, vendors, and suppliers of the Company entered into in the ordinary course of business, and (3) licenses for generally commercially available, off-the-shelf software;

(xvi)         any Contract currently in effect that is a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC;

(xvii)        any Contract pursuant to which the Company has any obligation in respect of any Transaction Expenses;

(xviii)      any Contract that would prohibit or materially delay the consummation of the Merger or otherwise impair the ability of the Company to perform its obligations hereunder; or

(xix)        all Contracts pursuant to which the Company (1) leases, licenses, subleases or sublicenses, from any other Person, or otherwise occupies any real property, or (2) has the right or obligation to acquire or dispose of any interest in real property.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” shall mean the aggregate amount of consideration to be paid to the holders of equity pursuant to this Agreement, including pursuant to Section 2.5(a)(ii).

“Merger Consideration Calculation Schedule” has the meaning set forth in Section 3.5(g).

“Merger Sub” has the meaning set forth in the Preamble.

“New Plans” has the meaning set forth in Section 5.10(a).

“OTCQB” shall mean the OTCQB Venture Market.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 3.16(b).

“Owned Real Property Improvements” has the meaning set forth in Section 3.16(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Payment Fund” has the meaning set forth in Section 2.7(a).

“Per Share Merger Consideration” has the meaning set forth in Section 2.5(a)(ii).

“Permitted Encumbrance” shall mean: (i) liens for Taxes, including without limitation real estate taxes, assessments, and other governmental levies, fees, or charges imposed with respect to Real Property that are not yet due and payable or liens for Taxes, including without limitation real estate taxes, assessments, and other governmental levies, fees, or charges imposed with respect to the Real Property, being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet; (ii) liens to secure obligations to landlords, lessors, renters or other third Persons under leases or rental agreements that have not been breached; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens imposed by applicable Law for amounts not yet due; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, and other obligations of a similar nature, in each case in the ordinary course of business; (vi) as to Real Property, defects, imperfections or irregularities in title, easements, covenants, conditions, restrictions, and rights of way (unrecorded and of record) and other similar matters (or encumbrances of any type), in each case that do not adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company; (vii) zoning, building codes, and other land use laws, and other similar codes or restrictions regulating use or occupancy or the activities conducted on the Real Property that are not violated in any material respect by the current use or occupancy of the real property subject thereto; (viii) liens, the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents; (ix) liens in favor of depository banks and financial institutions constituting statutory, common law or contractual rights of set off or securing treasury or cash management obligations arising in the ordinary course of business; (x) restrictions on transfer of securities imposed by applicable securities Laws, (xi) the rights of licensors and licensees under licenses of Intellectual Property; and (xii) with respect to Real Property, any Encumbrances described on Part 1.2 of the Disclosure Schedule.

“Person” shall mean any individual, Entity or Governmental Body.

“Planned Products” has the meaning set forth in Section 3.10(e).

“Proxy Statement” has the meaning set forth in Section 5.4(d).

“Real Property” has the meaning set forth in Section 3.16(a).

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, and representatives.

“Restraint” shall mean any order, writ, conciliation or remediation agreement, award, injunction, judgment, decision, decree, ruling or assessment (whether temporary, preliminary or permanent).

“Reverse Termination Fee” shall mean an amount, in cash, equal to $7,020,000.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Stockholder Consent” has the meaning set forth in Section 5.4(a).

“Stockholder Consent Delivery Period” has the meaning set forth in Section 5.4(a).

“Subsidiary” of a Person shall mean another Person as to which such first Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written proposal for an Acquisition Transaction that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, to be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination, all legal, financial and regulatory considerations of such Acquisition Transaction and this Agreement (including any modification to the terms of this Agreement as may be proposed by Parent pursuant to Section 5.3(d)(i) that the Company Board determines to be relevant) (including any required financing, stockholder approval requirements of the Person or group making the proposal, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation, and, to the extent deemed appropriate by the Company Board, such other factors that may be considered in making such a determination under the DGCL); provided, however, that for purposes of this definition of Superior Proposal, the references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Laws” shall mean any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover or similar Law.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, employment tax, or payroll tax including amounts due under any escheat or unclaimed property Law), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any additions thereto, fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Fee” shall mean an amount, in cash, equal to $4,680,000.

“Transaction Expenses” shall mean any costs, fees and expenses, paid or payable by the Company at or after the Closing, either to or for (i) any Person, that is conditioned, in whole or in part, on the consummation of the Merger, or (ii) advisors and other third parties in connection with or in preparation for the Merger (whether or not contingent on any other event or occurrence), the negotiation of this Agreement or any other documents required to effectuate the Merger or the performance thereof (including all fees and disbursements of counsel, investment banks, financial advisers, lawyers, and accountants).

“Window Shop Date” shall have the meaning set forth in Section 5.3(b).

ARTICLE II.
THE MERGER

2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by and shall be effected under the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Agreement Date and after attainment of the Company Stockholder Approval in accordance with the DGCL.

2.2           Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of Paul Hastings LLP located at 71 South Wacker Drive, Suite 4500, Chicago, Illinois 60606, at 10:00 a.m., New York time, on the later of thirty (30) days after the Agreement Date or the Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date and time as Parent and the Company shall mutually designate. The date on which the Closing takes place is referred to herein as the “Closing Date.” On the Closing Date, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Delaware SOS. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Delaware SOS or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the time the Merger becomes effective being referred to hereinafter as the “Effective Time”).

2.3           Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL.

2.4           Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a)           the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law;

(b)           the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law; and

(c)           the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, to serve until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified.

2.5           Conversion of Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)           all shares of Company Common Stock and Company Preferred Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii)           except as provided in clause (i) above and subject to Section 2.7 and Section 2.8, (A) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive cash in the amount of $0.135936 and (B) each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive cash in the amount such share would be entitled to receive under the Company Charter Documents in relation to a Fundamental Transaction (as defined in the Company Charter Documents) in the amount of $2,603.483278 (the amounts in each of (A) and (B), the “Per Share Merger Consideration”), less any required withholding Taxes if any, as described in Section 2.7(e). As of the Effective Time and subject to Section 2.8, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and the holders immediately prior to the Effective Time of Company Shares not represented by certificates (the “Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented Company Shares (each a “Certificate”) shall cease to be outstanding, shall be cancelled, and shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Shares or Certificates in accordance with Section 2.7; and

(iii)           each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, no par value, of the Surviving Corporation.

(b)           If, during the period commencing on the Agreement Date and ending at the Effective Time, any outstanding Company Shares are changed into a different number or class of shares (including by reason of any reclassification, recapitalization, stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, or other similar transaction), the applicable Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

2.6           Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. After the Effective Time, there shall be no further registration of the transfer of Company Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent, they shall be canceled and shall be exchanged for the applicable Per Share Merger Consideration as provided for and in accordance with the procedures set forth in this Article II.

2.7           Surrender of Certificates.

(a)           On or prior to the Closing Date, Parent shall designate a reputable bank or trust company reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as exchange agent with respect to the Merger (the “Exchange Agent”). At or prior to the Closing, Parent shall irrevocably deposit, or cause to be deposited, with the Exchange Agent a cash amount in immediately available funds necessary for the Exchange Agent to make all payments of the Merger Consideration as contemplated by Section 2.5(a)(ii). The cash amount so deposited with the Exchange Agent is referred to as the “Payment Fund.” The Exchange Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that: (i) no such investment or losses thereon shall relieve Parent or the Surviving Corporation or the Exchange Agent from making the payments of Merger Consideration required to be paid under Section 2.5(a)(ii); (ii) in the event there are any losses that result in the amount of funds in the Payment Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall immediately provide additional funds to the Exchange Agent to the extent of such insufficiency; and (iii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b)           As soon as practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares immediately prior to the Effective Time: (i) a letter of transmittal in (and which, in the case of Company Shares represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the applicable Per Share Merger Consideration, in each case, in a customary form to be reasonably agreed upon by Parent and the Company prior to Closing. Upon surrender of Certificates for cancellation to the Exchange Agent, or in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange for each such Company Share, and Parent and the Surviving Corporation shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, subject to any required withholding Taxes, the applicable Per Share Merger Consideration without interest. Any Certificate surrendered in accordance with the preceding sentence shall be canceled. If any Certificate shall have been lost, stolen or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the Company Shares previously represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate, and upon the making of such affidavit and delivering any such bond, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate.

(c)           If any portion of the Merger Consideration is to be paid to any Person other than the Person in whose name the Certificate or the Book-Entry Shares is registered, it shall be a condition to such payment that: (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of Book-Entry Shares, that such documentation as may be reasonably requested by the Exchange Agent is provided; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of such Certificate of Book-Entry Shares or to otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           Any portion of the Payment Fund that remains undistributed to holders of Certificates or Book-Entry Shares as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore surrendered such Certificates or Book-Entry Shares in accordance with this Section 2.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration.

(e)           Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of Certificates or Book-Entry Shares (in his or her capacity as a holder of Company Common Stock or Company Preferred Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law, provided, however, that prior to making any such deduction or withholding, the applicable withholding agent shall provide notice to the affected recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding Tax. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)           Neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates or Book-Entry Shares or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8           Statutory Rights of Appraisal.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have (A) neither voted in favor of the adoption of this Agreement nor consented thereto in writing and (B) properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the applicable Per Share Merger Consideration pursuant to Section 2.5. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.5.

(b)           The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For the purposes of this Section 2.8(b), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, and may attend and participate in all negotiations and other proceedings related thereto through counsel of its choosing, but prior to Closing Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.9           Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed since January 1, 2014 and publicly available at least five (5) Business Days prior to the Agreement Date (without giving effect to any amendment to any such Company SEC Document filed on or after such date and excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section of a Company SEC Document entitled “Uncertainties, Issues and Risks,” “Forward-looking information,” “risk factors” or a similar title, or constituting “forward-looking statements”), or (b) the corresponding section of the disclosure schedule delivered by the Company to Parent (the “Disclosure Schedule”) immediately prior to the execution of this Agreement (providing that a matter disclosed in the Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent that it is on its face reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), the Company represents and warrants to Parent and Merger Sub, as of the Agreement Date and as of the Closing Date (subject to any notices delivered by the Company in accordance with Section 5.9 of this Agreement), as follows:

3.1           Qualifications, Organization, etc. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified and in good standing, would not, (a) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (b) prevent or materially delay the consummation of the Merger.

3.2           Subsidiaries. The Company does not own, directly or indirectly, any equity interest in or other securities of any Person.

3.3           Corporate Authority; Non-contravention.

(a)           The Company has the requisite corporate power and authority to enter into this Agreement and, except for the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The separate affirmative votes of the holders of (i) a majority of the Preferred Company Stock and (ii) a majority of the votes represented by the Company Shares (including, for the avoidance of doubt, the votes represented by the Preferred Company Stock) are the only votes of the holders of the Company’s Shares required in connection with the consummation of the Merger (the “Company Stockholder Approval”). The Company Board at a duly held meeting has: (i) determined that the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement; (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) subject to Section 5.3, resolved to recommend that the Stockholders of the Company adopt this Agreement and approve the Merger. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors, and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law.

(b)           The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body or stock exchange other than: (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of any antitrust, competition or similar Laws of any foreign jurisdiction; (iii) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of an information statement of the type contemplated by Rule 14c-2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”); (iv) compliance with the rules and regulations of the OTCQB; and (v) compliance with any applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (v), the “Company Approvals”). The approvals of the Company Board referred to in Section  3.3(a) constitute all necessary approvals of the Company Board such that no restrictions of any Takeover Laws apply to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c)           Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Company Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not: (i) contravene or conflict with the certificate of incorporation, bylaws or any certificate of designation of the Company, including all amendments thereto (collectively, the “Company Charter Documents”); (ii) contravene or conflict with in any material respect or constitute a material violation of any provision of any Law binding upon or applicable to the Company or its properties or assets; or (iii) except as set forth on Part 3.3(c) of the Disclosure Schedule, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Material Contract or any material oral arrangement binding upon the Company or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company.

3.4           Capitalization.

(a)           The authorized capital stock of the Company consists of 525,000,000 shares of Company Common Stock, $0.01 par value and 30,000 shares of Company Preferred Stock, $0.01 par value. 89,631,162 shares of Company Common Stock are issued and outstanding, all of which are shares of Company’s Class A Common Stock, and 20,524.149 shares of Company Preferred Stock are issued and outstanding, all of which are shares of Company’s Class E Preferred Stock. No shares of Company Common Stock are held in the treasury of the Company and no shares of Company Preferred Stock are held in the treasury of the Company. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as described in Part 3.4(a) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock or Company Preferred Stock are entitled or subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal in favor of the Company; (B) there is no Company Contract or other arrangement relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock; and (C) the Company is not under any obligation or bound by any Company Contract or other arrangement pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or Company Preferred Stock. An amendment to the Company’s certificate of designation substantially identical to the amendment attached as Exhibit A hereto has been duly and validly adopted, and an amendment to the Company’s bylaws substantially identical to the amendment attached as Exhibit B hereto has been duly and validly adopted.

(b)           There are no outstanding options issued by the Company or equity awards subject to future vesting, including any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, or stock-based performance units, whether or not vested.

(c)           Except as set forth in Part 3.4(a) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or similar right (whether or not currently exercisable) to which the Company is a party obligating the Company to issue, transfer or sell any shares of the capital stock or other securities or equity interests of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract or other arrangement under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) agreement or understanding (including any voting trust or irrevocable proxy) to which the Company is a party with respect to the issuance of or the voting interest in or consent of any shares of capital stock or other equity interests of the Company or which restrict the transfer of any such shares or equity interests.

(d)           All outstanding shares of Company Common Stock, Company Preferred Stock and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities Laws and other applicable Laws; and (ii) all requirements set forth in applicable Company Contracts.

3.5           SEC Filings; Financial Statements.

(a)           Except as set forth on Part 3.5(a) of the Disclosure Schedule, the Company has filed or furnished all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2014 (the “Company SEC Documents”), and, to the extent any Company SEC Document is not available in full without redaction on the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (including the full text of any document filed subject to a request for confidential treatment), the Company has made available to Parent the unredacted full text of such Company SEC Document. As of their respective filing dates (after giving effect to any amendments or supplements thereto), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be. Except to the extent that information contained in any Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company has delivered to Parent true and complete copies of all comment letters received by the Company from the Staff of the SEC since January 1, 2014 and all responses to such comment letters by or on behalf of the Company and all other correspondence since January 1, 2014 between the SEC and the Company. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC. The Annual Report on Form 10-K for the year ended December 31, 2016 (draft dated March 10, 2017) previously delivered by the Company to Parent will be identical in all material respects to the form in which it will be filed with the SEC (with such changes thereto pertaining to this Agreement and the transactions contemplated hereby as may be reasonably necessary, and which shall be provided to Parent in advance of signing).

(b)           Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents: (i) complied at the time it was filed (after giving effect to any amendments or supplements thereto filed before the Agreement Date) in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC, and except that the unaudited financial statements may not contain all of the footnotes required in annual audited financial statements and are subject to year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)           The Company is and, to the Company’s Knowledge, each of its officers are, and has or have been since January 1, 2014, in compliance with the applicable provisions of the Sarbanes-Oxley Act. Except as set forth on Part 3.5(c) of the Disclosure Schedule, the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Since January 1, 2014, Company’s outside auditors and the audit committee of the Company Board have not been advised of (A) any material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed and each material weakness previously so disclosed has been remediated.

(d)           The Company is, and since January 1, 2014 has been, in compliance with the applicable listing and corporate governance rules and regulations of the OTCQB. The Company has delivered to Parent complete and correct copies of all material correspondence between the OTCQB and the Company since January 1, 2014.

(e)          Since January 1, 2014, neither the Company nor, to the Knowledge of the Company, any Representative of the Company, has received or has otherwise had written notice of any complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.

(f)           The Company has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent copies of, all reports and other documents concerning internal control delivered to the Company by its auditors since January 1, 2014.

(g)           The Company has delivered to Parent a schedule (the “Merger Consideration Calculation Schedule”) that sets forth, as of the Agreement Date, the amount of: (i) all outstanding Indebtedness of the Company (inclusive of any applicable prepayment penalties or breakage costs assuming repayment in full as of the Agreement Date), (ii) Transaction Expenses incurred by the Company in respect of all periods through the Agreement Date, and without duplication of the foregoing, the amount of any brokerage, finder’s, opinion, success, transaction or other fee or commission payable or to become payable to William Blair & Co. in connection with the Merger or any of the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company, (iii) all management, advisory or similar fees accrued or otherwise owing by the Company to H.I.G. Capital, LLC or any Affiliate in respect of all periods through the Agreement Date, and (iv) the proper calculation of the Per Share Merger Consideration under the Company Charter Documents assuming the Effective Time occurred on the Agreement Date and the total Merger Consideration were $65,618,159.00 in the aggregate. As of the Closing, (x) the amount of outstanding Indebtedness of the Company (inclusive of any applicable prepayment penalties or breakage costs assuming repayment in full as of the Closing) shall not be in excess of the amount shown on the Merger Consideration Calculation Schedule pursuant to clause (i) of the preceding sentence, plus any additional amounts incurred in accordance with Section 5.2(a)(vi) and additional interest accrued in accordance with the stated terms of the applicable Contract, (y) the amount of Transaction Expenses incurred by the Company in respect of all periods through the Closing Date shall be the same amount as shown on the Merger Consideration Calculation Schedule, except that any amounts payable to the Company’s legal or other third party advisors (other than William Blair & Co.) shall have increased to include fees for the periods between the Agreement Date and the Closing Date, and (z) the amount of management, advisory or similar fees accrued or otherwise owing by the Company to H.I.G. Capital, LLC or any Affiliate shall be the same amount as shown on the Merger Consideration Calculation Schedule plus any amounts accruing in the period between the Agreement Date and Closing in accordance with the stated terms of the applicable Contact.

3.6           No Undisclosed Liabilities. The Company does not have any liabilities or obligations except those liabilities or obligations: (a) reflected or reserved against on the balance sheet of the Company as of September 30, 2016, including the notes and other disclosure items thereto (the “Company Balance Sheet” and the date of such balance sheet, the “Company Balance Sheet Date”) included in the Company SEC Documents; (b) incurred after the Company Balance Sheet Date in the ordinary course of business, consistent with past practice; or (c) incurred in connection with this Agreement and the transactions contemplated hereby.

3.7           Interested Party Transactions. Except as disclosed in the Company SEC Documents or Part 3.7 of the Disclosure Schedule, from the Company Balance Sheet Date through the Agreement Date, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

3.8           Absence of Changes. Except in connection with this Agreement and the transactions contemplated hereby and as required by applicable Law and as set forth on Part 3.8 of the Disclosure Schedule, since the Company Balance Sheet Date: (a) the Company has conducted its business in the ordinary course consistent with past practice in all material respects; (b) there has not been any Company Material Adverse Effect; and (c) neither the Company has not taken any action that, if taken after the Agreement Date, would require the prior written consent of Parent under Section 5.2(a).

3.9           Title to Assets. The Company owns, and has good and valid title to, all tangible assets purported to be owned by it on the Company Balance Sheet. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (a) Permitted Encumbrances; and (b) Encumbrances described in Part 3.9 of the Disclosure Schedule. The Company is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them.

3.10           Intellectual Property.

(a)           To the Company’s Knowledge, the Company owns, licenses or otherwise has the right to use all Intellectual Property used by the Company in the conduct of the business of the Company as currently conducted (the “Company Intellectual Property Rights”). The Company Intellectual Property Rights owned by the Company are free and clear of Encumbrances, other than Permitted Encumbrances. The Company Intellectual Property Rights which are material to the conduct of the business of the Company, taken as a whole, as currently conducted, will be owned by or available for use by the Company after the Closing on terms and conditions identical to those under which the Company owned or used such Company Intellectual Property Rights immediately prior to the Closing. The Company has taken commercially reasonable steps under the circumstances to protect and maintain the secrecy of its material trade secrets and other confidential information. To the Company’s Knowledge, the material Company Intellectual Property Rights that are the subject of a patent or registration owned by the Company are valid, subsisting and enforceable.

(b)           The Company has not received, in the three (3) years preceding the date hereof, any written charge, complaint, claim, demand, unsolicited offer to license or notice alleging any material infringement, misappropriation or violation by the Company that has not been settled or otherwise fully resolved. To the Company’s Knowledge, as of the date hereof, no other Person is infringing, misappropriating or violating any material Company Intellectual Property Rights owned by the Company.

(c)           The Company is in compliance in all material respects with: (i) all applicable Laws; and (ii) all of the Company’s published policies and contractual obligations, in each case relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company. To the Company’s Knowledge, during the three (3) years prior to the date hereof, the Company has not experienced any incident in which personally identifiable information or other information protected under applicable Law relating to individuals was stolen or improperly accessed, including any breach of security.

(d)           Part 3.10(d) of the Disclosure Schedule sets forth a correct and complete list as of the date hereof of all: (i) patented or registered Intellectual Property owned by the Company; and (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of the Company, including, to the extent applicable, the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. The Company owns such Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(e)           The Company owns, or has a valid and enforceable right to use, all Intellectual Property created by employees, consultants or contractors for the Company and that is material to the conduct of the business of the Company, taken as a whole, (a) as currently conducted and (b) as currently planned to be conducted in connection with publicly announced but not yet currently marked product technologies including Co-ex, LPC and CoolDeck (the “Planned Products”). In respect of the Planned Products, the Company has delivered to Parent the results of all prior art searches, freedom-to-operate opinions, and infringement investigations conducted or prepared by it or on its behalf. The Company does not currently make, use, sell, offer for sale, or import products or perform steps that would infringe the as-filed or currently-pending claims of U.S. patent application number 14/218,166, if issued, nor does the Company currently plan to do so in the future.

(f)           The Company has not used, modified or distributed any “open source” software in a manner that requires any software owned by the Company be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge.

(g)           Except for the Material Contracts, the Company is not a party to any Contract pursuant to which the Company has an express obligation to pay to any third party, which either individually or in the aggregate exceed $125,000 or more, in the 12-month period immediately following the Closing in consideration for a license of any Intellectual Property from such third party.

(h)           Notwithstanding anything in this Agreement to the contrary, this Section 3.10, along with Section 3.5(b), Section 3.8, Section 3.11 and Section 3.18, contain the sole and exclusive representations and warranties of the Company with respect to Intellectual Property, privacy, and the collection and use of data (including personal information).

3.11           Contracts. Except as set forth on Part 3.11 of the Disclosure Schedule, each “Material Contract” is valid and binding on the Company and, to the Company’s Knowledge, each other party thereto and is enforceable against the Company in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law. Except as set forth on Part 3.11 of the Disclosure Schedule, the Company has delivered to Parent correct and complete copies of all Material Contracts, and summaries of the terms of any unwritten material contracts. The Company, and to the Company’s Knowledge, any other party thereto, has performed all obligations required to be performed under each Material Contract and neither the Company nor, to the Company’s Knowledge, the other party thereto, is (or would, with the passage of time, the giving of notice, or both, be) in breach of or default under any Material Contract. The Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract in effect as of the Agreement Date, except for any such notices that have been withdrawn or where the period for the taking of the threatened action has lapsed without such action having been taken.

3.12           Compliance with Law; Permits. The Company, is, and since January 1, 2014 has been, in compliance in all material respects with, and has not been in material default under or in material violation of, any applicable Law.

(a)           The Company is in possession of, and is, and since January 1, 2014 has been, in material compliance with, all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Body necessary for the Company to own, lease, and operate its properties and assets or to carry on its businesses as it is now being conducted (the “Company Permits”). All such material Company Permits are in full force and effect.

(b)           To the Company’s Knowledge, since January 1, 2014, neither the Company nor any other Person acting on its behalf, violated or made any unlawful payment under any anti-bribery, anti-corruption or similar Laws or any International Trade Laws and, since January 1, 2014, the Company has not received any written notice from a Governmental Body that alleges any of the foregoing.

3.13           Governmental Authorizations. The Company holds all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such material Governmental Authorizations are valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Schedule: (a) the Company is, and at all times since January 1, 2014, has been, in compliance in all material respects with the terms and requirements of such material Governmental Authorizations; and (b) since January 1, 2014, the Company has not received any material notice or other communication from any Person regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.14           Tax Matters.

(a)           Each of the material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date: (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Laws. All material Taxes due or required to be paid by the Company on or before the Closing Date have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with GAAP.

(b)           No claim or Legal Proceeding by any Governmental Body is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company in respect of any material amount of Taxes. There are no unsatisfied liabilities for material amount of Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material amount of Taxes (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). No extension or waiver of the limitation period applicable to any of the Company’s Tax Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested by the Company other than as a result of extending the due date of such Tax Returns. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable or liens being contested in good faith by the Company and with respect to which adequate reserves for payment have been established.

(c)           No written claim has been made within the last three (3) years by any Governmental Body in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation, or required to file Tax Returns in, by that jurisdiction.

(d)           The Company is not a party to, bound by, or has any contractual obligation under any Tax allocation or sharing agreement (except for customary agreements to indemnify lenders or security holders in respect of Taxes or other agreements of which the primary subject matter is not Taxes).

(e)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the last two (2) years.

(f)           The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Law to which the Company may be subject, other than the affiliated group of which the Company is the common parent.

(g)           The Company has not participated, nor is it currently participating, in a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Law.

3.15           Employee Matters.

(a)           Part 3.15(a) of the Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. As used herein, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material pension, retirement, incentive, bonus, employment, consulting, change in control, retention, severance, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of the Company (or to any dependent or beneficiary thereof), which is maintained, sponsored or contributed to by the Company, or under which the Company has any obligation or liability. The Company has made available to Parent copies of all material documents evidencing the terms of each material Company Benefit Plan, including all amendments thereto and all related trust documents, to the extent applicable. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(b)           (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s Knowledge, no event has occurred with respect to such Company Benefit Plan that would reasonably be expected to result in a material liability of Company, other than the obligation to make contributions in the ordinary course of business; and (ii) no suit, administrative proceeding, Action or other litigation has been brought, or to the Company’s Knowledge, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefit claims and appeals).

(c)           No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or Code Section 412. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 4063 of ERISA. No act or omission has occurred that has caused or could reasonably be expected to cause the Company to incur any Liability under Title IV of ERISA or Code Section 412 as a result of being an ERISA Affiliate with any other Person.

(d)           The consummation of any of the transactions contemplated by this Agreement, alone or in combination with a termination of any employee, officer, director, stockholder or other service provider of the Company (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Benefit Plan, or accelerate the time of payment or funding or vesting or increase the amount of compensation or benefits due to any such Person. Except as set forth on Part 3.15(d) of the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of any of the transactions contemplated by this Agreement, by any employee, officer, director, stockholder or other service provider of the Company who is a disqualified individual (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. The Company does not have any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(e)           Except as required by Law, no Company Benefit Plan or any other arrangement provides any post-employment medical or life insurance benefit coverage.

(f)           Since January 1, 2014, there has not been and there is no pending or, to the Company’s Knowledge, threatened: (i) strike; (ii) work stoppage; or (iii) other material labor dispute against the Company that may interfere with the business activities of the Company. The Company is not party to any collective bargaining agreement or collective bargaining relationship with any labor organization.

3.16           Real Property; Leasehold; Tangible Assets.

(a)           Part 3.16(i) of the Disclosure Schedule sets forth a correct and complete list of all real property owned, leased, subleased, licensed or otherwise occupied by the Company (collectively, “Real Property”). Except as set forth on Part 3.16(ii) of the Disclosure Schedule, no Person other than the Company has the right to use or occupy any of the Real Property or any portion thereof.

(b)           The improvements (the “Owned Real Property Improvements”) constructed on any real property owned in fee simple by the Company (the “Owned Real Property”) are in a condition satisfactory for the operation of the Company’s business in substantially the same manner as currently conducted, subject to ordinary wear and tear. To the Company’s Knowledge, the Company has not received any written notice of the Owned Real Property Improvements violating any applicable Laws. Since the date of the most current surveys relating thereto that are in the possession of the Company, the Company has not made any changes to the Owned Real Property Improvements.

(c)           With respect to the improvements (the “Leased Real Property Improvements”) constructed on any real property to which the Company has a leasehold or subleasehold estate (the “Leased Real Property”), such Leased Real Property Improvements are in a condition satisfactory for the operation of the Company’s business in substantially the same manner as currently conducted, subject to ordinary wear and tear. For the sake of clarity, the foregoing representation shall apply to the particular spaces leased or subleased by the Company, and not the other portions of the improvements adjacent to such Leased Real Property to which the Company does not have a leasehold or subleasehold estate.

(d)           With respect to the Owned Real Property, the Company has delivered or made available to Parent: (y) the most current surveys relating thereto that are in the possession of the Company, if any, and (z) the most current title insurance policies that are in the possession of the Company with respect thereto, if any.

(e)           The tangible properties, assets and rights of the Company are all of the material tangible properties, assets and rights necessary to conduct the business as presently conducted by the Company.

3.17           Insurance. Each insurance policy under which the Company is an insured or otherwise the principal beneficiary of coverage (each a “Company Insurance Policy”) is in full force and effect and all premiums due thereon as of the Agreement Date have been paid in full. To the Company’s Knowledge: (a)  the Company is not in material breach or default under any Company Insurance Policy; and (b) no event has occurred which, with notice or lapse of time, would constitute a material breach or default, or permit termination or material modification, under any Company Insurance Policy. The Company has timely given notice of all material losses or liabilities reasonably expected to be covered under any such Company Insurance Policy. The Company has delivered to Parent true and complete copies of any insurance “loss runs” with respect to Company for the past three (3) years.

3.18           Legal Proceedings. There are no pending Legal Proceedings pending (or, to the Company’s Knowledge, threatened) by or before any Governmental Body that involve an amount in controversy greater than $100,000, in the aggregate, or that seek any form of non-monetary relief with respect to the Company or any of its material assets, properties or businesses, or that challenges or seeks to prevent, delay or make illegal the Merger or any of the other transactions contemplated by this Agreement. There is no Restraint to which the Company or any of the assets owned or leased by the Company is subject.

3.19           Environmental Matters. Except as set forth on Part 3.19 of the Disclosure Schedule:

(a)           The Company is, and since January 1, 2014, has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits required under applicable Environmental Laws for the operation of the business of the Company.

(b)           There are no pending or, to the Company’s Knowledge, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or, to the Company’s Knowledge, any property owned, leased or occupied by the Company alleging material non-compliance with or material liability under any Environmental Law.

(c)           The Company has not stored, released, used or disposed of any Hazardous Substances in a manner that would reasonably be expected to give rise to material liability under any Environmental Laws.

(d)           The Company has provided true and complete copies of all material environmental assessment reports, health and safety audits, and reports of investigations in the Company’s possession or control with respect to the real property owned, leased, subleased, licensed, other otherwise occupied by the Company or relating to its operations.

3.20           Fairness Opinion. The Company Board has received the opinion of William Blair & Co. to the effect that, as of the date of such opinion (which is not more than five (5) Business Days prior to the Agreement Date), and subject to the limitations, qualifications, and assumptions set forth therein, the Per Share Merger Consideration applicable to the Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock.

3.21           Brokers. Except for William Blair & Co. and H.I.G. Capital, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.22           Customers and Suppliers. The Company has provided a true, correct, and complete list of the names of (i) the ten (10) largest customers of the Company, ranked by revenue received or receivable by such customer, and (ii) the ten (10) largest suppliers or vendors of the Company, ranked by costs paid or owed to such supplier or vendor, and any sole source suppliers or vendors, in each case for the years ended December 31, 2015 and December 31, 2016. To the Company’s Knowledge, no such listed customer or supplier (x) has terminated or intends to terminate its relationship with the Company, (y) has materially reduced or intends to materially reduce the use of services or goods provided by or to the Company or (z) has notified the Company of an intent to renegotiate its Contract or terms of supply with the Company.

3.23           No Other Representations. Except for the representations and warranties contained in this Article III and in any certificate delivered by the Company hereunder, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied with respect to the Company or its business or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated in this Agreement. Neither the Company nor any other Person acting on behalf of the Company will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or its or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated in this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or any certificate delivered by the Company hereunder.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the Agreement Date and as of the Closing Date (subject to any notices delivered by Parent in accordance with Section 5.9 of this Agreement), as follows:

4.1           Qualifications; Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, restrict, prevent, prohibit, impede or materially delay the consummation of Merger and the transactions contemplated by this Agreement or prevent or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger (any such prevention, delay or impairment, a “Parent Material Adverse Effect”).

4.2           Corporate Authority; Non-contravention.

(a)           Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body other than: (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of any antitrust, competition or similar Laws of any foreign jurisdiction; and (iii) the other consents and/or notices set forth on Part 4.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (iii), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)           Assuming compliance with the matters referenced in Section 4.2(b), and receipt of the Parent Approvals, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not: (i) contravene or conflict with the organizational documents of Parent or Merger Sub; (ii) contravene or conflict with in any material respect or constitute a material violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material contract binding upon Parent or Merger Sub or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.3          No Legal Proceedings Challenging the Merger. As of the Agreement Date: (a) there is no Legal Proceeding pending against Parent or Merger Sub that challenges or seeks to prevent, delay or make illegal, the Merger or any other transaction contemplated by this Agreement; and (b) to Parent’s knowledge, no Legal Proceeding has been threatened against Parent or Merger Sub that challenges or seeks to prevent, delay or make illegal, the Merger or any other transaction contemplated by this Agreement.

4.4           Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.5           Information Supplied. None of the information supplied or to be supplied to the Company in writing by or on behalf of Parent, Merger Sub or any of their respective Affiliates expressly for inclusion or incorporation by reference in the Information Statement or, if applicable, Proxy Statement, will, at the time such document is filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6           Availability of Funds. Parent has available to it as of the Agreement Date and will have available to it at the Effective Time sufficient funds to consummate the Merger, including payment in full for all Company Shares outstanding at the Effective Time. Each of Parent and Merger Sub expressly acknowledge and agree that its obligation to consummate the Merger and the other transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

4.7           Brokers. Except for Stifel Financial Corp., no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by Parent or Merger Sub.

4.8           Interested Stockholder. None of Parent, Merger Sub, any of Parent’s Subsidiaries and any of their respective Affiliates, is or has been, an “interested stockholder” of the Company as defined in Section 203(c)(5) of the DGCL. None of Parent, Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

4.9           No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

4.10        No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, each of Parent and Merger Sub hereby acknowledges and agrees that: (a) neither the Company, nor any of its Affiliates or Representatives nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or their respective businesses or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person; and (b) it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE V.
COVENANTS

5.1           Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of: (a) the Effective Time; and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall: (A) provide Parent and Parent’s Representatives with reasonable access during normal business hours, upon reasonable notice by Parent, to the respective Representatives of the Company, and to the books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Company; (B) provide reasonable access during normal business hours, to the real property owned, leased, subleased, licensed, other otherwise occupied by Company as of the Agreement Date for purposes of conducting Phase I environmental site assessments and limited reviews of compliance with Environmental Law, upon reasonable notice, to the Company’s facilities and personnel; and (C) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may reasonably deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Merger. Information obtained by Parent or Merger Sub pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose or provide any access to any information, that in the reasonable judgment of the Company would: (x) result in a violation of applicable Law; or (y) reasonably be expected to violate or result in a waiver, loss or impairment of any attorney-client privilege or work product doctrine or similar applicable privilege or legal protection. Any investigation conducted pursuant to this Section 5.1 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a reasonable risk of damage or destruction to any property or assets of the Company, shall be subject to the Company’s existing security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its reasonable discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to this Section 5.1. Nothing in this Section 5.1 or elsewhere in this Agreement shall be construed to require the Company or any of the Company’s Representatives to prepare any appraisals or opinions.

5.2           Operation of the Company’s Business.

(a)           Except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(a) of the Disclosure Schedule or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall ensure that it conducts its business in all material respects in the ordinary course of business and consistent with past practices and in material compliance with applicable Law, and the Company will use commercially reasonable efforts to maintain and preserve intact its business organization, present relationships with those Persons having significant business relationships with the Company, keep available the services of its current executive officers and maintain in effect all material Governmental Authorizations. Without limiting the generality of the foregoing, except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(a) of the Disclosure Schedule, or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not:

(i)           amend or permit the adoption of any amendment to the Company Charter Documents;

(ii)          effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or adopt a plan of complete or partial liquidation;

(iii)          declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of capital stock; split, combine, or reclassify any capital stock; or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment;

(iv)         sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may adopt a stockholder rights plan in response to an Acquisition Proposal and issue rights to Company stockholders in connection therewith; or (D) or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units.

(v)           lend money to any Person (other than advances to employees of the Company in the ordinary course of business);

(vi)          except in the ordinary course of business and not exceeding $250,000, in the aggregate, incur or guarantee any Indebtedness;

(vii)         other than as required by GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(viii)       make or change any material Tax election or method, settle or compromise any material liability of the Company for Taxes (other than (A) in the ordinary course of business and (B) the payment of Taxes that become due and payable in the ordinary course), change any method of Tax accounting, file any material amendment to a previously filed Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, or surrender any right to claim a material Tax refund;

(ix)          enter into (or amend in any respect that would increase the obligations or liabilities of the Company under) any Contract or other arrangement with HIG AERT, LLC or H.I.G. Capital, LLC or any Affiliate or related Person of HIG AERT, LLC or H.I.G. Capital, LLC,

(x)           enter into (or amend in any respect that would increase the obligations or liabilities of the Company under) any Contract or other arrangement with any broker, finder or investment banker in connection with the Merger or any of the other transactions contemplated by this Agreement;

(xi)         make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or (except in the ordinary course of business or as otherwise permitted pursuant to this Agreement) assets of any other Person;

(xii)           transfer, sell, assign, lease, license, divest, mortgage, sell and leaseback or otherwise encumber or subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any material properties or other material assets (including any Intellectual Property), except (A) for sales, licenses or dispositions of properties or other assets or interests therein in the ordinary course of business, or (B) dispositions of assets that are no longer useful in the conduct of the business of the Company;

(xiii)          pay, discharge, settle or satisfy any Legal Proceeding, in each case for an amount in excess of $125,000, or $250,000 in the aggregate (excluding amounts that will be paid under any Company Insurance Policies), or that would impose any material Restraint on the continued conduct by the Company of its business consistent with past practices;

(xiv)          amend or modify in any material respect or terminate any Material Contract, or unwritten material agreement, in each case other than in the ordinary course of business, or enter into any Contract or oral arrangement that would constitute a Material Contract if it had been entered into in writing prior to the Agreement Date;

(xv)           except as required to comply with applicable Law or to comply with any Contract or Company Benefit Plan entered into prior to the date hereof (A) adopt, enter into, terminate or materially amend (1) any material Company Benefit Plan or (2) any other agreement, plan or policy involving the Company and one or more of their respective current or former officer, members of the Company Board, or non-officer employees with base salary in excess of $100,000, in each case that is not terminable by the Company at will without liability, (B) increase the compensation, bonus or fringe or other benefits offered by the Company other than increases in the ordinary course of business consistent with past practice, (C) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan, (D) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses, whether directly, pursuant to Company credit cards or otherwise) or forgive any loans to any current or former member of the Company Board or officer or employee of the Company; (E) enter into any agreement or engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (1) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (2) has a direct or indirect financial interest, or (3) directly or indirectly controls, is controlled by or is under common control with;

(xvi)            enter into any line of business in any geographic area other than the current lines of business of the Company and products and services reasonably ancillary thereto;

(xvii)           enter into any new commitment for capital expenditures of the Company involving, individually or in the aggregate, expected expenditures of more than $875,000;

(xviii)          cancel, modify, or waive any debts or claims held by it or waive any rights having in each case a value or cost in excess of $100,000 individually or $250,000 in the aggregate; or

(xix)            authorize any of, or commit, resolve, propose, or agree in writing or otherwise to take any of, the foregoing actions.

5.3           No Solicitation by the Company; Other Offers.

(a)           Subject to Section 5.3(b), from the Agreement Date until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or furnish to any Person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating any Acquisition Proposal; or (iii) enter into any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal or with respect to any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. The Company shall, and shall cause each of its directors and officers to, and shall direct its other Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal and require such Persons to return or destroy, and to cease producing access to said Persons or their Representatives to, any non-public information of or relating to the Company promptly after the Closing. Nothing in this Section 5.3 shall prohibit the Company from granting waivers of any “standstill” provision to the limited extent that such provision would otherwise prohibit the counterparty thereto from making a confidential Acquisition Proposal directly to the Company Board in accordance with the terms of this Section 5.3, in which case the Company shall similarly waive or terminate any “standstill” provision applicable to Parent contained in the Confidentiality Agreement.

(b)           Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time prior to the date which is thirty (30) days after the Agreement Date (the “Window Shop Date”), (i) the Company, or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group (other than HIG AERT, LLC or its Affiliate) that did not result from a material breach of this Section 5.3, and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take the actions described in clause (A) or (B) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company, the Company Board (or a duly authorized committee thereof) shall be permitted to (A) furnish information with respect to the Company to the Person or group who has made the Acquisition Proposal; provided, however, that (x) the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Company that is provided to such Person or group and that was not previously provided to Parent, (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group, and (z) if the Person making such Acquisition Proposal is a competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3(b) other than in accordance with “clean team” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information, and (B) engage in discussions or negotiations with such Person or group regarding such Acquisition Proposal (and waive such Person’s or group’s noncompliance with the provisions of any “standstill” agreement solely to permit such discussions and negotiations). The Company will keep Parent reasonably apprised in all material respects on a reasonably current basis of the status and content of any material discussions regarding any Acquisition Proposal with any Person or group. The Company will notify Parent in writing promptly after receipt (and in any event within twenty four (24) hours) by the Company (or any of its Representatives) of any Acquisition Proposal (or material modification or amendment thereof), or the granting of any access to non-public information of the Company or access to their books and records, business property or assets and such notice shall specify the identity of the Person making the Acquisition Proposal or receiving such access and the material terms and conditions thereof. The Company will keep Parent informed, on a reasonably current basis, of the status of any such Acquisition Proposal or access (including the material terms and conditions thereof and any material modifications thereto). The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company agrees that it will not enter into any confidentiality agreement after the Agreement Date that would prevent the Company from complying with this Section 5.3(b).

(c)           Except as otherwise provided in this Agreement (including Section 5.3(d) or Section 5.3(e)), neither the Company Board nor any duly authorized committee thereof shall: (i)(A) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement if and when disseminated to the holders of Company Shares; (D) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement thereof, or (E) make any public statement inconsistent with the Company Board Recommendation (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”); or (ii) approve, cause or authorize or permit the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than an Acceptable Confidentiality Agreement) with any Person or group from whom the Company has received an Acquisition Proposal (a “Company Acquisition Agreement”), or resolve, agree or publicly propose to take any such action.

(d)           Notwithstanding anything to the contrary set forth in Section 5.3(c) or any other provision contained in this Agreement,

(i)           If at any time prior to the Window Shop Date, the Company Board (or a duly authorized committee thereof) may (A) make an Adverse Recommendation Change, or (B) terminate this Agreement pursuant to Section 7.1(d)(ii) to accept such Superior Proposal, but only if, in either case of clause (A) or (B), (1) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change in response to the receipt of such Superior Proposal not involving a material breach of this Section 5.3 would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) the Company provides Parent prior written notice of its intent to make an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action (which notice shall include a summary of the material terms of the Superior Proposal, the relevant proposed transaction agreements and any financing commitments relating thereto) (an “Adverse Recommendation Change Notice”) (it being understood that such Adverse Recommendation Change Notice shall not in itself be deemed an Adverse Recommendation Change), (3) during such four (4) Business Day period following Parent’s receipt of the Adverse Recommendation Change Notice, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate in good faith with Parent (if Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement that Parent proposes to make as would obviate the basis for an Adverse Recommendation Change or the termination of this Agreement pursuant to Section 7.1(d)(ii); (4) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to make such an Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 7.1(d)(ii) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and (5) in the event of any change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period in such case shall be two (2) Business Days. Any termination of this Agreement pursuant to Section 7.1(d)(ii) to enter into a definitive agreement for a Superior Proposal shall not relieve the Company of the obligation to pay the Termination Fee in full in accordance with Section 7.3(a).

(ii)           other than in connection with a Superior Proposal, the Company Board (or a duly authorized committee thereof) may make an Adverse Recommendation Change in response to an Intervening Event, if and only if: (A) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (B) the Company then provides an Adverse Recommendation Change Notice to Parent at least four (4) Business Days prior to the taking of such action and not later than thirty (30) days after the Agreement Date and describing the Intervening Event that is the basis for such action in reasonable detail (it being understood that such Adverse Recommendation Change Notice shall not itself be deemed an Adverse Recommendation Change); (C) during the four (4) Business Day period following Parent’s receipt of the Adverse Recommendation Change Notice related to the Intervening Event, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate with Parent (if Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement that Parent proposes to make as would obviate the basis for an Adverse Recommendation Change; and (D) following the end of such four (4) Business Day period, the Company Board (or a duly authorized committee thereof) shall then have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer in response to the Adverse Recommendation Change Notice, that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e)           Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by or otherwise complying with Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that nothing in this Section 5.3(e) shall be deemed to modify or supplement the definition of (or the requirements pursuant to this Section 5.3 with respect to an) Adverse Recommendation Change.

5.4           Stockholder Consent; Preparation of Information Statement.

(a)           Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall seek and shall use its reasonable best efforts to obtain an irrevocable (except as provided in this Section 5.4) written consent, in the form attached hereto as Exhibit C, from HIG AERT, LLC (such written consent, as duly executed and delivered by such stockholder, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company shall provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. If such Stockholder Consent is not delivered to the Company and Parent within two (2) Business Days after the execution of this Agreement (the “Stockholder Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.1(b)(iii). In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company’s certificate of incorporation, bylaws or like organizational documents.

(b)           As promptly as reasonably practicable after the date of this Agreement (and in any event within fifteen (15) days after the date hereof), the Company shall, with the assistance of Parent, prepare and file with the SEC the Information Statement. The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement and each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement promptly following request therefor from the Company. The Company shall promptly provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Information Statement by the SEC and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. After the Information Statement has been cleared by the SEC, or, if applicable, eleven (11) calendar days after the date of the filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement (or, if such day is not a Business Day, the first Business Day thereafter), the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL. Notwithstanding anything to the contrary herein, if the Company Board (or a duly authorized committee thereof) makes an Adverse Recommendation Change in accordance with Section 5.3(d), HIG AERT, LLC may revoke the Stockholder Consent in its sole discretion and thereafter none of the obligations set forth in Section 5.4(a) or this Section 5.4(b) shall apply to any Person.

(c)           Subject to applicable Law, the Company and Parent (with respect to itself and Merger Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Body in connection with the Merger and the other transactions contemplated by this Agreement.

(d)           In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.4(a), then as soon as practicable after the conclusion of the Stockholder Consent Delivery Period, the Company shall prepare and file with the SEC a proxy statement related to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to the other provisions of this Agreement, the Company shall: (i) take all action necessary in accordance with the DGCL and the Company Charter Documents to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the approval and adoption of this Agreement, including the Merger (the “Company Stockholders Meeting”), as soon as practicable following the Agreement Date, and (ii) subject to an Adverse Recommendation Change, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. From and after the Agreement Date, unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company Board shall have effected an Adverse Recommendation Change. The consultation and cooperation provisions with respect to the preparation, filing and dissemination of the Information Statement shall apply to the preparation, filing and dissemination of any Proxy Statement, mutatis mutandis.

5.5           Reasonable Best Efforts to Complete.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause each of the conditions to the Merger set forth in Article VI to be satisfied as promptly as practicable after the Agreement Date; (ii) without limitation of Section 5.6, obtain, as promptly as practicable after the Agreement Date, and maintain all necessary actions or non-actions and Consents from any Governmental Bodies and make all necessary registrations, declarations and filings with any Governmental Bodies that are necessary to consummate the Merger and the other transactions contemplated hereby; and (iii) resist, contest, appeal and remove any Legal Proceeding and to have vacated, lifted, reversed or overturned any Restraint, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the transactions contemplated hereby (including any Legal Proceeding or Restraint in connection with the matters contemplated by Section 5.6). In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action that is intended to prevent, impair, materially delay or otherwise adversely affect the consummation of the Merger or the other transactions contemplated hereby or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, none of the Company, Parent or Merger Sub shall be required prior to the Effective Time to pay any consent or other similar fee or consideration or otherwise assume or incur or agree to assume or incur any obligation, liability or commitment that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Body) under any Contract.

(b)           In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall provide such information and execute such further instruments and written assurances as may be reasonably requested by the other parties and assist and cooperate with the other parties, in each case in accordance with the terms of this Agreement, in order to carry into effect the intents and purposes of, and to consummate the transactions contemplated by, this Agreement as promptly as practicable after the Agreement Date.

(c)           Each party agrees, on behalf of itself and its Affiliates, that, between the Agreement Date and the Effective Time, it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any Person or division or part thereof, or any securities or collection of assets, if doing so would, or such party reasonably anticipates it would, (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Body required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (ii) take or agree to take any other action that it expects will (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Body required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede, or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

5.6           Antitrust Filings.

(a)           If required, each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form (which form shall specifically request early termination of the waiting period prescribed by the HSR Act) relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the Agreement Date but in no event later than five (5) Business Days following the Agreement Date. Each of Parent and the Company shall: (i) cooperate and coordinate with the other in the making of such filings; (ii) promptly, but in no event later than fifteen (15) Business Days after the date hereof, make any filings, and use reasonable efforts to timely obtain any consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under foreign Antitrust Laws; (iii) supply the other with any information and documentary material that may be required in order to make such filings; and (iv) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any applicable foreign Governmental Body. Without limiting the generality of the foregoing or any other provision of this Agreement, Parent and the Company shall take any and all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable after the filings contemplated by the first sentence of this Section 5.6(a), and to avoid any impediment to the consummation of the Merger under any Antitrust Laws, including: (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates); (B) amending any venture or other arrangement of Parent or its Affiliates (including the Surviving Corporation and its Affiliates); and (C) otherwise taking or committing to take actions after the Closing with respect to one or more of the businesses, product lines, fields of use, or assets of Parent and its Affiliates (including the Surviving Corporation and its Affiliates), in each case, as may be required in order to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Outside Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger. Further, and for the avoidance of doubt, Parent will not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Company (which, in the case of the extension of the waiting period, consent shall not be unreasonably withheld, conditioned or delayed). Parent shall be responsible for all filing fees payable in connection with such filings and for any local counsel fees.

(b)           Parent and the Company shall, on behalf of the parties hereto, jointly control and lead all communications with any Governmental Body relating to Antitrust Laws, subject to compliance with this Section 5.6. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any material communication from any Governmental Body regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Body relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Body with respect to the transactions contemplated by this Agreement in relation to any of the filings contemplated by this Section 5.6, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Body, the parties hereto agree to: (i) give each other reasonable advance notice of all substantive meetings and conference calls with any Governmental Body relating to the Merger; (ii) give each other an opportunity to participate in each of such meetings and conference calls; (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Body regarding the Merger; (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Body; (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Body regarding the Merger; (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Body relating to the Merger; and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.1(a). Any such disclosures, rights to participate or provisions of information by one party to the other shall be made on an outside counsel-only basis at the request of any party.

5.7           Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned, or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of the OTCQB or any other applicable stock exchange or stock market, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.7 shall not apply to any release or announcement made or proposed to be made by the Company in compliance with Section 5.3(e). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 5.7, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.7 and provided that such public statements do not reveal Evaluation Material (as defined in the Confidentiality Agreement) or material non-public information regarding this Agreement or the transactions contemplated hereby.

5.8           Director and Officer Liability.

(a)           For six (6) years after the Effective Time, the Surviving Corporation (or any successor thereto) shall indemnify, defend, and hold harmless the present and former, and any other Persons who become prior to the Effective Time, directors and officers of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or provided under the Company Charter Documents as in effect on the Agreement Date.

(b)           For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors and officers and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter Documents in existence as of the Agreement Date.

(c)           Prior to the Effective Time, the Company shall purchase a six (6) year fully prepaid non-cancellable “tail” or “run-off” directors and officers liability insurance (including fiduciary liability) policy from a carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of fiduciary duty or any other matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred prior to the Effective Time covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those contained in such policy in effect on the Agreement Date. In the event any such policy is not available on a fully prepaid basis, then the Company shall, prior to the Effective Time, purchase such policy for as long a term as is then available, and Parent shall or shall cause the Surviving Corporation or any successor thereto, for the remaining period up to and including six (6) years after the Closing Date, purchase and keep such policy available at all times during such period; provided, however, that if the premiums required to be paid by Parent (or the Surviving Corporation or any successor thereto) for such insurance policy for any one year period would exceed 300% of the current annual premium paid by the Company for the directors’ and officers’ liability insurance in effect as of the date hereof, then Parent or the Surviving Corporation (or any successor thereto) shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 300% of the Company’s current premium for its insurance policy as of the date hereof.

(d)           From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to: (i) each indemnification agreement between the Company and any Indemnified Party; and (ii) any advancement of costs or expenses or indemnification provisions and any exculpation provision set forth in the Company Charter Documents as in effect on the Agreement Date. If, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent (or any successors thereto), as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clause “(i)” or “(ii)” of this Section 5.8(d), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved.

(e)           If Parent or the Surviving Corporation or any of their successors or assigns, as the case may be, (A) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer or otherwise convey all or substantially all of its properties and assets to any other Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, shall assume in writing all of the obligations set forth in this Section 5.8.

(f)           Except as required by applicable Law, the obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Parties (or any other Person who is a beneficiary under the “tail” or “runoff” policy referred to in Section 5.8(c)) without the prior written consent of such affected Indemnified Parties or other Person who is a beneficiary under the “tail” or “runoff” policy referred to in Section 5.8(c). Each of the Indemnified Parties or other Persons who are beneficiaries under the “tail” or “runoff” policy referred to in Section 5.8(c) (and, if and to the extent applicable, their heirs and representatives) are intended to be third party beneficiaries of this Section 5.8, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties (and, if and to the extent applicable, their heirs and representatives) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents of the Company, any and all indemnification agreements of or entered into by the Company, or applicable Law (whether at law or in equity).

(g)           Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) calendar days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

5.9           Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a)           upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein for purposes of the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.1(c)(ii)(A) or Section 7.1(d)(i)(A), as applicable;

(b)           of any material written communication from any Governmental Body related to the Merger; and

(c)           of any Legal Proceeding commenced and served upon it that challenges the Merger or would reasonably be expected to delay or materially impair the Closing of the Merger.

5.10           Employee Matters.

(a)           In the event any individual who is employed by the Company (including the Surviving Corporation or its Subsidiaries) immediately prior to the Effective Time (each, a “Covered Employee”) first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (the “New Plans”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) waive any preexisting condition exclusions, “actively-at-work” requirements and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any New Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any New Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan, in satisfying any applicable deductible or out-of-pocket requirements under the New Plan.

(b)           As of the Effective Time and thereafter, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or, to the extent previously recognized by the Company, any predecessor entities of the Company) for vesting and eligibility purposes, and for purposes of calculating vacation and other paid time off benefits, under any New Plans. In no event shall anything contained in this Section 5.10(b) result in any duplication of benefits for the same period of service.

(c)           As of the Effective Time, the Company shall take all necessary actions to provide for full vesting of all amounts credited to the account of each Covered Employee under the Company’s 401(k) plan.

(d)          Nothing in this Section 5.10 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.10 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time; provided, however, that Parent otherwise complies with its obligations under this Section 5.10.

5.11           Confidentiality. The parties acknowledge that Parent and Company have previously executed a Confidentiality Agreement, effective as of July 7, 2016, and that Parent and William Blair & Co. on behalf of the Company have previously entered into a First Amendment to Confidentiality Agreement, dated September 28, 2016 (as so amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time, except as expressly modified herein.

5.12           Stockholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any stockholder litigation against the Company or its directors or officers relating to this Agreement, the Merger or the other transactions contemplated hereby and shall keep Parent reasonably informed regarding any such stockholder litigation; (b) the Company shall give Parent the opportunity, at Parent’s sole cost and expense, to participate in the defense or settlement of any stockholder litigation that arises after the Agreement Date against the Company or its directors or officers as a result of this Agreement or the transactions contemplated hereby; and (c) neither the Company nor Parent shall agree to any settlement without the other party’s consent to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company shall not be obligated to agree to any settlement unless such settlement includes a full release of any director or executive officer of the Company that was a party to such litigation.

5.13           Section 16 Exemption. The Company shall take all such steps as may be required to cause the transactions contemplated by Article II, and any other dispositions of equity securities of the Company by any director or executive officer of the Company who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14           Takeover Laws. In the event that any state Takeover Law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such law on this Agreement and the transactions contemplated by this Agreement.

5.15           Post-Closing Reports. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the applicable Company Shares under the Exchange Act promptly after the Effective Time. The Surviving Corporation will use all commercially reasonable efforts to cause the applicable Company Shares to be deregistered under the Exchange Act as soon as practicable after the Effective Time.

5.16           Terminations and Releases. On the Closing Date, the Company shall deliver to Parent a release of the Company from any fees or expenses payable to (a) William Blair & Co. under the Engagement Letter, dated July 20, 2016, between the Company and William Blair & Co. and (b) H.I.G. Capital, LLC under the Advisory Services Agreement, dated March 18, 2011, between the Company and H.I.G. Capital, LLC.

5.17           Data Room CD-ROM. Promptly after the date hereof, the Company shall deliver to Parent a CD-ROM reflecting the full and complete contents of the “Project ASCENT” Intralinks data room maintained by the Company as of the date of this Agreement.

5.18           Filing of Annual Report on Form 10-K. The Company will file its Annual Report on Form 10-K for the year ended December 31, 2016 as soon as practicable after execution and delivery this Agreement.

ARTICLE VI.
CONDITIONS TO MERGER

6.1           Conditions to Obligations of all Parties.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or, if permitted by applicable Law, written waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a)           All applicable Governmental Authorizations shall have been obtained.

(b)         No Governmental Body shall have enacted, issued, promulgated or entered any Law or Restraint which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or other restraining or prohibiting consummation of such transactions.

(c)           Either the Stockholder Consent or the Company Stockholder Approval shall have been obtained.

(d)           The Information Statement shall have been cleared by the SEC and mailed to the stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the Closing Date.

6.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, of the following conditions:

(a)           (i) The representations and warranties of the Company contained in Sections 3.3(a), 3.4(a)-(c) (except for de minimis inaccuracies), and 3.21 of this Agreement shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time, (ii) the representations and warranties of the Company contained in Section 3.5(g) of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) as of the Effective Time as though made on and as of the Effective Time, and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) as of the Effective Time as though made on and as of the Effective Time, except where the failure of such representations and warranties described in this clause (iii) to be true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date need only be true and correct (subject, in the case of the representations and warranties described in clauses (ii) and (iii), to such qualifications) as of such specified date.

(b)           The Company shall have performed in all material respects with its obligations or covenants contained in this Agreement at or prior to the Closing.

(c)           Since the Agreement Date, there shall not have occurred any event that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)          The Company shall have provided to Parent a certificate dated the Closing Date signed on its behalf by the chief financial officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e)           At least two Business Days prior to Closing, the Company shall have delivered to Parent a payoff letter from each holder of the types of Company Indebtedness specified in clauses (i) and (ii) of the definition of “Indebtedness” indicating that upon payment of a specific amount, such Indebtedness shall be paid in full and, if applicable, any related security interest shall be automatically released and Parent or its designees shall, to the extent applicable, be authorized to file releases of all Encumbrances relating thereto on the assets and properties of the Company, including, to the extent applicable Uniform Commercial Code termination statements, or such other customary documents or endorsements necessary to evidence the release of the securities interests of all holders.

6.3           Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, of the following conditions:

(a)           The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than such representations and warranties that are made as of a specific date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) has not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent and Merger Sub shall have performed in all material respects with its obligations or covenants contained in this Agreement at or prior to the Closing.

(c)           Parent shall have provided to the Company a certificate dated the Closing Date signed on its behalf by the chief financial officer of Parent to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)           Simultaneously with the Closing, Parent shall, on behalf of the Company, pay the amounts reflected in the payoff letters described in Section 6.2(e) to the lenders named therein in the manner set forth therein.

ARTICLE VII.
TERMINATION

7.1           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Stockholder Approval:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, upon written notice to the other party, if:

(i)           the Effective Time shall not have occurred on or prior to the close of banking business, New York time, on May 31, 2017 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of the Effective Time to occur by the Outside Date is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under this Agreement;

(ii)           any Governmental Body of competent jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (B) issued or granted any Restraint that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such Restraint is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Restraint is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under this Agreement;

(iii)           on or prior to the Outside Date, the Stockholder Consent has not been obtained and the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of this Agreement was taken;

(c)           by Parent, upon written notice to the Company, if:

(i)           the Company Board shall have made an Adverse Recommendation Change; it being understood that any actions permitted to be taken by the Company or the Company Board under Section 5.3(b) shall not give rise to a right to terminate under this Section 7.1(c)(i);

(ii)           (A) there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement; or (B) any representation or warranty of the Company set forth in Article III shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in either case of clauses “(A)” or “(B)”, result in the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied, and in the case of both clauses (A) and (B), such breach or inaccuracy is not curable by the Outside Date, or, if curable, is not cured by the Outside Date;

(iii)         Either (x) the Stockholder Consent shall not have been obtained and delivered to Parent within the Stockholder Consent Delivery Period, or (y) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of this Agreement was taken;

(d)           by the Company, upon written notice to Parent, if:

(i)           (A) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement; or (B) any representation or warranty of Parent and Merger Sub set forth in Article IV shall have been inaccurate when made or shall have become inaccurate, that would, in either case of clauses “(A)” or “(B)”, result in the conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied, and in the case of both clauses (A) and (B), such breach or inaccuracy is not curable by the Outside Date, or, if curable, is not cured by the Outside Date; or

(ii)         the Company Board shall have effected an Adverse Recommendation Change with respect to a Superior Proposal or an Intervening Event (other than an Intervening Event that would reasonably be expected to have a material adverse effect on the Parent and its Subsidiaries, taken as a whole) in accordance with, and in compliance with the requirements of, Section 5.3 and concurrently with the termination hereunder, the Company shall have (A) entered into a Company Acquisition Agreement, if such Adverse Recommendation Change relates to a Superior Proposal, and (B) and paid the Termination Fee in accordance with Section 7.3(a).

7.2           Effect of Termination. The party desiring to terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party and such termination shall become effective immediately upon delivery of such notice. In the event this Agreement is terminated as provided in Section 7.1, this Agreement shall become void and be of no further force or effect; provided, however, that Section 5.11 (together with the Confidentiality Agreement), this Section 7.2, Section 7.3, and Article VIII shall survive termination of this Agreement, and, except as provided in such Sections, there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of, or relating to this Agreement or the negotiation, execution, performance, or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that no party shall be relieved or released from any liabilities or damages arising out of any fraud or willful and material breach of any representations and warranties set forth in this Agreement or any material breach of any covenant set forth in this Agreement, in each case, that occurred prior to such termination, in which case the aggrieved party shall be entitled to all remedies available to such party in law and equity. Without limiting the meaning of a material breach, the parties acknowledge and agree that any failure by Parent or Merger Sub to consummate the Merger and other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a material breach of a covenant set forth in this Agreement.

7.3           Expenses; Termination Fee; Reverse Termination Fee.

(a)           In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent the Termination Fee; it being understood that in no event shall the Company be required to pay to the Termination Fee on more than one occasion.  The Termination Fee payable pursuant to this Section 7.3(a) shall be paid (i) no later than two (2) Business Days following termination pursuant to Section 7.1(c)(i) and (ii) substantially concurrently (or the next Business Day if payment is not feasible on the date of termination) with any termination pursuant to Section 7.1(d)(ii) if Parent shall have provided wiring instructions for payment of the Termination Fee as of such termination, or if Parent has not then provided such wiring instructions, then such payment of the Termination Fee shall be made promptly following delivery of such wiring instructions by Parent (even if after such termination).  All payments under this Section 7.3(a) shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.  Notwithstanding anything to the contrary set forth in this Agreement, including Section 8.8, Parent’s right to receive payment of the Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Affiliates and Representatives for all losses and damages suffered as a result of the failure of the Merger to be consummated hereunder.

(b)           In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.1(b)(i) or (ii) Section 7.1(d)(i), and in the case of clause (i), both (A) the conditions to the Closing set forth in Sections 6.1 and 6.2 are satisfied or capable of being satisfied or are waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), and (B) either Parent or Merger Sub has failed to satisfy its obligations to effect the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, then Parent shall pay to the Company the Reverse Termination Fee; it being understood that in no event shall the Parent be required to pay to the Reverse Termination Fee on more than one occasion.  The Reverse Termination Fee payable pursuant to this Section 7.3(b) shall be paid (i) no later than two (2) Business Days following termination pursuant to Section 7.1(b)(i) and (ii) substantially concurrently (or the next Business Day if payment is not feasible on the date of termination) with any termination pursuant to Section 7.1(d)(i) if the Company shall have provided wiring instructions for payment of the Reverse Termination Fee as of such termination, or if the Company has not then provided such wiring instructions, then such payment of the Reverse Termination Fee shall be made promptly following delivery of such wiring instructions by the Company (even if after such termination).  All payments under this Section 7.3(b) shall be made by wire transfer of immediately available funds to an account designated in writing by the Company. The Company’s right to receive payment of the Reverse Termination Fee shall constitute the sole and exclusive remedy of the Company or its stockholders against the Parent, Merger Sub and their respective Affiliates and Representatives for all losses and damages suffered as a result of the failure of the Merger to be consummated hereunder. For the avoidance of doubt, nothing herein shall preclude the Company’s right to enforce payment of the Reverse Termination Fee, if applicable, pursuant to this Section 7.3(b).

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

8.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile; or (d) on the date delivered if sent by email (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) (provided confirmation of email receipt is obtained), in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number, with email as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Oldcastle Architectural, Inc.
Suite 600 - 900 Ashwood Parkway
Atlanta, GA 30338
Attention: Mr. Tim Ortman, President
Facsimile No.: (866) 742-3566
Email: tim.ortman@oldcastle.com

with a copy to (which copy shall not constitute notice):

Oldcastle Law Group
Suite 700 - 900 Ashwood Parkway
Atlanta, GA 30338
Attention: John Tinstman, Esq.
Facsimile No.: (770) 392-5305
Email: john.tinstman@oldcastlelaw.com

and to:

Kilpatrick, Townsend & Stockton LLP
1100 Peachtree Street, N.E., Suite 2800
Atlanta, GA 30309
Attention: Richard Cicchillo, Jr., Esq.
Facsimile No.: (404) 541-3156
Email: rcicchillo@kilpatricktownsend.com

if to the Company:

Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson Street
Springdale, AR 72764
Attention: Timothy Morrison
Facsimile No: (479) 756-7410
Email: TimothyMorrison@aert.com

with a copy to (which copy shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Rob R. Carlson
Facsimile No: (650) 320-1830
Email: robcarlson@paulhastings.com

8.2           No Survival. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Upon the Effective Time, Parent, Merger Sub, Surviving Corporation, and its Subsidiaries shall be deemed to have waived, relinquished and released the Company Board and Company Stockholders, and each of their representatives, from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, which might have asserted or alleged against them at any time by reason of or arising out of the environmental condition of the real property owned, leased, subleased, licensed, or otherwise occupied by Company prior to or as of the Agreement Date, including without limitation, for releases of Hazardous Substances; provided, however, this sentence shall not apply to any claims arising out of any actions by such Persons in violation of Law. This Section 8.2 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Effective Time.

8.3           Amendment or Supplement. At any time prior to the Effective Time, this Agreement and any exhibit attached hereto, may be amended or supplemented in any and all respects only by a written agreement signed by all of the parties hereto; provided, however, that if in connection with any amendment or supplement, the Stockholder Consent or Company Stockholder Approval is required under the DGCL, after the Stockholder Consent or Company Stockholder Approval has been obtained there shall be no amendment or supplement that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

8.4           Waiver. Except as otherwise provided in this Agreement, any provision of this Agreement may be waived prior to the Effective Time, if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights provided by Law.

8.5          Entire Agreement; No Third Party Beneficiary. This Agreement, any exhibits hereto, the Disclosure Schedule, the Parent Disclosure Schedule, the documents and instruments relating to the Merger referred to in this Agreement, and the Confidentiality Agreement, constitute the entire agreement, and supersedes and cancels all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any Person, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to: (a) the rights of Company Stockholders to receive the applicable Per Share Merger Consideration provided in Article II; (b) the Persons covered by Section 5.8; and (c) the right of the Company on behalf of its stockholders to recover the Reverse Termination Fee in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VII).

8.6           Governing Law; Jurisdiction. This Agreement, and all actions arising under or in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent the laws of Delaware are mandatorily applicable to the Merger (including for the avoidance of doubt any laws relating to appraisal or dissenters’ rights) and the Company Stockholder Approval. The parties hereto agree that all actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger or the other transactions contemplated hereby shall be brought and heard in the Court of Chancery of the State of Delaware (or if the Court of Chancery lacks jurisdiction, any court in the State of Delaware), and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.6 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of process in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.1 or by any other manner permitted by applicable Law or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER SUCH ACTION OR LEGAL PROCEEDING IS BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

8.7           Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.8           Specific Enforcement. Notwithstanding Section 7.3(b), the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement. The parties hereto further agree to waive any requirement for the securing or posting of any bond or similar collateral in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its respective obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.10        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term or provision.

8.11           Construction.

(a)          Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(b)           For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement.

8.12             Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.13           Disclosure Schedule. Any matter disclosed in any section of the Disclosure Schedule shall qualify: (a) the correspondingly numbered and/or lettered section or paragraph of this Agreement; and (b) any other sections and paragraphs in this Agreement to the extent that it is reasonably apparent that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement.

8.14           Ownership of Attorney-Client Confidences. All communications involving attorney-client confidences between the Company or its Affiliates and Paul Hastings LLP in the course of the negotiation, documentation, and consummation of the transactions contemplated by this Agreement (other than in connection with shareholder litigation against the Company arising out of such transactions) shall be deemed to be attorney-client confidences that belong solely to H.I.G. AERT, LLC, a Delaware limited liability company, and its Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications, or to the files of Paul Hastings LLP relating to the engagement. For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing contained in this Section 8.14 waives or transfers any attorney-client or other privilege to the extent relating to Paul Hastings LLP’s representing the Company with respect to any of on-going or routine matters relating to Company’s operations, businesses, assets or liabilities (other than principally in preparation for or in connection with the transactions contemplated by this Agreement), and such attorney-client and other privileges shall continue to be the privilege of the Company.

8.15           Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OLDCASTLE ARCHITECTURAL, INC.

By:	/s/ Tim Ortman
Name:	Tim Ortman
Title:	President

OLDCASTLE ASCENT MERGER SUB, INC.

By:	/s/ Tim Ortman
Name:	Tim Ortman
Title:	President

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:	/s/ Tim Morrison
Name:	Tim Morrison
Title:	CEO and Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES E CONVERTIBLE PREFERRED STOCK OF
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

March 16, 2017

Advanced Environmental Recycling Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby executes and adopts the following Certificate of Amendment of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation and does hereby certify as follows:

FIRST:
The name of the Corporation is Advanced Environmental Recycling Technologies, Inc., the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 2, 1988, and the date of filing of its original Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock with the Secretary of State of the State of Delaware was March 17, 2011.

SECOND:
Section 8 of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock is amended by adding the following as a new subsection (d):

“In the event of a Fundamental Transaction occurring prior to August 1, 2017, for the purposes of determining the amount to which each Holder of Series E Preferred Stock is entitled pursuant to Section 8(a), “Conversion Rate” shall mean 19,152.27.”

THIRD:
The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242(b) of the General Corporation Law of the State of Delaware, Article Fourth of the Certificate of Incorporation of the Corporation, as amended, and Section 21(b) of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation.

FOURTH:
The effective time of the amendment herein certified shall be the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this amendment of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation as of the date first written above.

Advanced Environmental Recycling Technologies, Inc.

By:
Name: Timothy Morrison
Title: Chairman and Chief Executive Officer

  (Signature Page to Certificate of Amendment)

Exhibit B

Amendment No. 1 to the Bylaws
of
Advanced Environmental Recycling Technologies, Inc.,
a Delaware corporation (the “Corporation”)
by
Written Consent of the Board of Directors of the Company (the “Board”)

Certain capitalized terms not otherwise defined herein shall have the meanings ascribed to such term in the Bylaws of the Corporation (as the same may be amended, restated or otherwise modified, the “Bylaws”).

PRELIMINARY STATEMENT

WHEREAS, the Board wishes to amend the Bylaws to alter certain provisions; and

WHEREAS, pursuant to section 6.19 of the Bylaws, the Bylaws may be amended by the Board, and the Board has consented to the execution of this Amendment No. 1 in accordance with the terms of the Bylaws.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.
Addition of Section 6.20. Article VI is hereby amended by adding a new Section 6.20 to the end thereof:

6.20. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of these Bylaws, the Certificate of Incorporation or the General Corporation Law of the State of Delaware, (iv) any action asserting a claim against the Corporation or its directors, officers or employees governed by the internal affairs doctrine, or (v) any action to interpret, apply, enforce or determine the validity of these Bylaws or the Certificate of Incorporation, except for, as to each of clauses (i) through (v) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), or (b) for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Section 6.20 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 6.20 (including, without limitation, each portion of any sentence of this Section 6.20 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6.20. Failure to enforce this Section 6.20 would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce this Section 6.20.

2.
Entire Agreement. This Amendment No. 1, the Bylaws and the other agreements and documents referred to herein and therein contain the complete agreement and understanding among the parties with respect to the subject matter hereof, and terminate, supersede, and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

3.
Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

* * * *

Exhibit C

Advanced Environmental Recycling Technologies, Inc.
Form of
Written Consent of Stockholder
In Lieu of Meeting

The undersigned (the “Stockholder”), being the holder of (i) a majority of the voting power of the issued and outstanding shares of common stock and (ii) all of the issued and outstanding preferred stock of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), hereby irrevocably consents in writing, pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by the Company’s bylaws and certificate of incorporation, to the following actions and adoption of the following resolutions by written consent dated as of March ___, 2017 in lieu of a meeting of stockholders of the Company:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 16, 2017, by and among the Company, Oldcastle Architectural, Inc., a Delaware corporation (“Parent”) and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), a copy of which has been provided to the undersigned Stockholder and is attached hereto as Annex A (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share of the Company (such shares, collectively, the “Common Shares”) issued and outstanding immediately prior to the Effective Time (other than shares for which Company stockholders have exercised their statutory rights of appraisal) will be converted into the right to receive $0.135936 in cash, and each share of preferred stock, par value $0.01 per share of the Company (such shares, collectively, the “Preferred Shares”; together with the Common Shares, the “Shares”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $2,603.483278 in cash, subject in each case to any withholding of taxes required by applicable Law (the “Merger Consideration”);

WHEREAS, the Board of Directors of the Company has received the opinion of William Blair & Co., dated as of the date of the Merger Agreement, addressed to the Board of Directors of the Company, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares pursuant to the terms and subject to the conditions set forth in the Merger Agreement is fair, from a financial point of view, to such holders;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger Agreement is in the best interests of the Company and its stockholders and declared the Merger Agreement and the transactions contemplated thereby advisable, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the holders of the Shares, upon the terms and subject to the conditions set forth therein;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL;

WHEREAS, pursuant to the Merger Agreement and in accordance with Section 251(d) of the DGCL, the Board of Directors of the Company has the power to terminate the Merger Agreement under certain circumstances after the Company Stockholder Approval is obtained by this written consent, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to Section 5.4(b) the Merger Agreement, in the event the Board of Directors of the Company terminates the Merger Agreement under certain circumstances after the Company Stockholder Approval is obtained by this written consent, this written consent may be revoked.

NOW, THEREFORE, BE IT RESOLVED as follows:

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby adopted, authorized, accepted and approved in all respects, and that the undersigned Stockholder hereby votes all of the Shares of the Company held by such Stockholder and entitled to vote thereon in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, that the undersigned Stockholder hereby expressly waives in all respects, and shall not assert, any and all rights of appraisal (and otherwise) under Section 262 of the DGCL in connection with the Merger;

FURTHER RESOLVED, that the undersigned Stockholder hereby waives any and all notice requirements, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent;

FURTHER RESOLVED, that this written consent shall be irrevocable except to the extent permitted by Section 5.4(b) of the Merger Agreement; and

FURTHER RESOLVED, that a copy of this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be irrevocable and filed with the minutes of the proceedings of the stockholders of the Company.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date written above.

H.I.G. AERT, LLC

By _______________________________________________ Name: Title:

  (Signature Page to Stockholder Consent Approving the Merger)